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CONSOLIDATED. RESTATED AND AMENDED
LICENSE AGREEMENT

    This Agreement entered into on June 9, 2000 but effective as of the 1st day of January, 1999, by and between North Carolina State University ("UNIVERSITY") and Michael Foods, Inc., a Minnesota corporation ("LICENSEE");

    WHEREAS, UNIVERSITY is the owner by assignment of certain Patent Rights (as defined herein) relating to a method for the ultrapasteurization of liquid whole egg products and has the right to grant licenses under said Patent Rights;

    WHEREAS, UNIVERSITY is authorized, in its own name, to license such Patent Rights consistent with its purpose as an educational institution, and desires to have the Patent Rights utilized in the public interest, and is willing to grant licenses thereunder; and

    WHEREAS, UNIVERSITY and LICENSEE did previously enter into license agreements on April 22, 1988 (amended November 28, 1989; September 12, 1991 and December 18, 1996); November 28, 1989 (amended September 12, 1991 and December 18, 1996); and September 1, 1991 (amended December 18. 1996) (collectively, the "License Agreements"); and

    WHEREAS, UNIVERSITY and LICENSEE assume that a product claim will be allowed by the United States Patent and Trademark Office and therefore that a patent will issue to the UNIVERSITY which includes such product claim and recognize that LICENSEE is also licensed to utilize an alternative method for the ultra pasteurization of liquid whole egg products under certain patent rights held by Raztek Corporation licensed to Papetti's Hygrade Egg Products, Inc., a subsidiary of Michael Foods, Inc. (the "Raztek Product"). UNIVERSITY and LICENSEE recognize that the Raztek Product will be a Defined Product (as defined herein) with royalties due hereunder in respect to sales thereof under any such patent issued to UNIVERSITY which includes a product claim.

    WHEREAS, LICENSEE has covenanted to UNIVERSITY for good and sufficient consideration to utilize the method for ultra pasteurization of liquid whole egg products set forth in the Patent Rights in respect to the manufacture of extended shelf life liquid whole egg products for purposes of sale by LICENSEE on an exclusive basis for all such egg products except for a maximum of *** pounds of Raztek Product per calendar year in lieu of any other present methods and such covenant is material to this Agreement and an inducement to and a condition of the agreement by the UNIVERSITY to Section 4.2 hereof.

    WHEREAS, UNIVERSITY and LICENSEE wish to consolidate, restate and amend the License Agreements.

    NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1—DEFINITIONS

    For the purposes of this Agreement, the following words and phrases shall have the following meanings:

    1.1. "LICENSEE" shall mean Michael Foods, Inc., a Minnesota corporation, or a related company of Michael Foods, Inc., the voting stock of which is, directly or indirectly, at least fifty percent (50%) owned or controlled by Michael Foods, Inc., or an organization which, directly or indirectly, controls more than fifty percent (50%) of the voting stock of Michael Foods, Inc., or an organization, a majority ownership of which is, directly or indirectly, common to the ownership of Michael Foods, Inc.

*** Redacted text.

    1.2. "Subsidiary" shall mean any corporation, company or other entity fifty percent (50%) or more of whose voting stock is owned or controlled, directly or indirectly, by Michael Foods, Inc.

    1.3. "Patent Rights" shall mean (a) United States Patent 4,808,425, issued February 28, 1989, entitled "Method for the Ultrapasteurization of Liquid Whole Egg Products"; (b) United States Patent 4,957,759, issued September 18, 1990, entitled "Ultra-Pasteurization of Liquid Whole Egg Products"; (c) United States Patent 4,994,291 issued February 19, 1991 entitled "Method for Pasteurizing Liquid Whole Egg Products"; (d) United States Patent 5,019,408 issued May 28, 1991, entitled "Method for Pasteurizing Liquid Whole Egg Products"; and (e) United States Patent 4.957,760 issued September 18, 1990 entitled "Ultrapasteurization of Liquid Whole Egg Products by Direct Heat" and any continuations, divisions, reissues, reexaminations and extensions thereof (collectively "Patent Rights Patents"); and all existing and later-filed U.S. or foreign patent applications corresponding to or claiming priority benefit of any of the foregoing, and any continuations, divisions, reissues, reexaminations and extensions thereof including without limitation the currently pending reissue application of United States Patent 5,019,408 which includes the product claim referred to in Section 1.4 (collectively "Patent Rights Patent Applications").

    1.4. "Defined Product" shall mean any Licensed Product, or any product produced using any Licensed Process or containing a Licensed Product. UNIVERSITY and LICENSEE assume that a product claim will be allowed by the United States Patent and Trademark Office and therefore that United States Patent 5,019,408 will reissue with a product claim therein. LICENSEE agrees that any manufacture, use, or sale of the Raztek Product will infringe the aforesaid patent as reissued with a product claim contained therein and be a Defined Product hereunder.

    1.5. "Licensed Product" shall mean any product which (a) is covered by a valid and unexpired claim contained in a Patent Rights Patent in the country in which such Licensed Product is made, used or sold; or (b) is covered by a claim which is contained in a pending Patent Rights Patent Application in the country in which such Licensed Product is made, used or sold.

    1.6. "Licensed Process" shall mean any process which (a) is covered by a valid and unexpired claim contained in a Patent Rights Patent in the country in which such Licensed Process is used or practiced; or (b) is covered by a claim which is contained in a pending Patent Rights Patent Application in the country in which such Licensed Process is used or practiced.

    1.7. "Net Sales Proceeds" shall mean LICENSEE's billings (or a sublicensees' billings) for the Defined Product(s) produced hereunder less the sum of the following:

  (a)
  Discounts allowed in amounts customary in the trade;

  (b)
  Sales, tariff duties and/or use taxes directly imposed and with reference to particular sales;

  (c)
  Outbound transportation prepaid or allowed; and

  (d)
  Amounts allowed or credited on returns.

    No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by LICENSEE and on its payroll, or for costs of collection. Defined Product(s) shall be considered "sold" and Net Sales Proceeds "earned" when billed out or invoiced.

ARTICLE 2—GRANT

    2.1. UNIVERSITY hereby grants to LICENSEE the exclusive, worldwide right and license to make, have made, use and sell Defined Products and Licensed Processes until, as to any particular United States or Foreign patent which is or becomes part of the Patent Rights, the expiration of such patent (including any extension of the expiration date by the applicable governmental authority), unless sooner terminated as hereinafter provided.

    2.2. LICENSEE shall have the right to sublicense any of the rights, privileges and licenses granted hereunder, with the prior written consent of UNIVERSITY, which consent shall not be unreasonably withheld.

    2.3. LICENSEE agrees that any sublicenses granted by it shall provide that the obligations of this Agreement shall be binding upon the sublicensee as if it were a party to this Agreement.

    2.4. LICENSEE agrees to inform UNIVERSITY of any and all fully executed sublicense agreements involving the Patent Rights licensed hereunder and, at UNIVERSITY's request, LICENSEE,,N-111 provide copies of such sublicense agreements to UNIVERSITY.

    2.5. With the exception of those rights which UNIVERSITY may expressly grant to LICENSEE for the exclusive use of unpublished Know-How in respect to the Patent Rights, the licenses granted hereunder shall not be construed to confer any rights upon LICENSEE by implication, estoppel or otherwise as to any technology not part of the Patent Rights licensed hereunder.

ARTICLE 3—BEST EFFORTS; USE OF PATENT RIGHTS

    3.1. LICENSEE shall use best efforts to diligently continue commercialization of the Patent Rights licensed hereunder.

    3.2. LICENSEE shall exclusively use the Licensed Process covered by the Patent Rights licensed hereunder in respect to the manufacture of all extended shelf life liquid whole egg products manufactured or sold by LICENSEE except for a maximum of *** pounds of Raztek Product per calendar year in lieu of any other present methods for the manufacture of extended shelf life liquid whole egg products.

ARTICLE 4—ROYALTIES

    4.1 For the rights, privileges and licenses granted hereunder, LICENSEE shall make royalty payments to UNIVERSITY in the manner hereinafter provided for so long as any of the licenses of Paragraph 2.1 is in effect and LICENSEE and its Subsidiaries do not use or practice the apparatus claims within the Patent Rights:

  (a)
  A royalty of *** on Net Sales Proceeds earned by LICENSEE and its Subsidiaries from sales of Defined Products covered by a valid and unexpired claim contained in a Patent Rights Patent or a Patent Rights Patent Application.

  (b)
  A royalty which shall be payable from each bona fide sublicensed activity which shall be the greater of *** of the Net Sales Proceeds earned by the sublicensee from the sales of Defined Products, *** of LICENSEE revenues derived from such sublicensed activity, but in no event shall the sublicensing royalties due UNIVERSITY exceed *** of the Net Sales Proceeds earned by a sublicensee.

  (c)
  The provisions of this Section 4.1 notwithstanding, in the event LICENSEE issues a sublicense in exchange for a fully paid-up sublicensing fee in lieu of a running royalty based on sublicensed sales of Defined Products, UNIVERSITY and LICENSEE, in good faith, shall negotiate a fair and reasonable alternative royalty and the terms of payment.

    For the rights, privileges and licenses granted hereunder, LICENSEE shall make royalty payments to UNIVERSITY in the manner hereinafter provided for so long as any of the licenses of Paragraph 2.1 is in effect and LICENSEE and its Subsidiaries do use or practice the apparatus claims within the Patent Rights:

*** Redacted text.

  (a)
  A royalty of *** on Net Sales Proceeds earned by LICENSEE, and its Subsidiaries from sales of Defined Products covered by a valid and unexpired claim contained in a Patent Rights Patent or a Patent Rights Patent Application.

  (b)
  A royalty which shall be payable from each bona fide sublicensed activity which shall be the great of *** of the Net Sales Proceeds earned by the sublicensee from the sales of Defined Products, or *** of LICENSEE revenues derived from such sublicensed activity, but in no event shall the sublicensing royalties due UNIVERSITY exceed *** of the Net Sales Proceeds earned by a sublicensee.

    The royalty payable to UNIVERSITY hereunder in respect to a product which is a Defined Product as defined under Section 1.4 solely because it contains a Licensed Product (and which otherwise would not constitute a Defined Product) will be determined on the basis of the Net Sales Proceeds earned in respect to such Defined Product which are attributable to the Licensed Product contained therein as determined on a fair and equitable basis rather than on the basis of the Net Sales Proceeds earned from such Defined Product as a whole. LICENSEE shall identify and account for Net Sales Proceeds earned and royalties payable under this Section 4.1 with respect to any such Defined Products.

    4.2 The UNIVERSITY and LICENSEE have agreed to certain royalty limitations set forth in subparagraph (a) and (b) immediately below (the "Royalty Limitations") in respect to sales of Defined Products by LICENSEE under both subparagraphs (a), in Section 4.1 above as follows:

  (a)
  Prior to inclusion in the Patent Rights of an issued patent which includes a product claim: (i) royalties shall be paid on sales of Defined Products by LICENSEE as required under Section 4.1 above up to sales of a maximum of *** pounds of Defined Products per calendar year; and (ii) no royalties shall thereafter be payable by LICENSEE under Section 4.1 on sales of Defined Products by LICENSEE in excess of *** pounds in such calendar year.

  (b)
  From and after inclusion in the Patent Rights of an issued patent which includes a product claim: (i) royalties shall be paid by LICENSEE as required under Section 4.1 above on sales of up to *** pounds of Defined Products by LICENSEE during the calendar year; (ii) no royalties shall be payable by LICENSEE under Section 4.1 on sales of Defined Products by LICENSEE in excess of *** pounds until the sales of Defined Products by LICENSEE in such calendar year are *** pounds; and (iii) royalties shall thereafter be payable by LICENSEE as required under Section 4.1 above on sales by LICENSEE of Defined Products in excess of sales of *** pounds in such calendar year.

    The covenants and agreements by LICENSEE under Sections 1.4, 3.2, and 9.3, are material to this Agreement including a material inducement to and a condition of the agreement by UNIVERSITY to the Royalty Limitations and such Royalty Limitations shall therefore be contingent on LICENSEE compliance therewith. Such Royalty Limitations have been agreed to by UNIVERSITY at the request of LICENSEE due to a market condition involving the present manufacture and sale by the manufacturers identified at Exhibit A of certain extended shelf life liquid whole egg competitive products which infringe the Patent Rights. Accordingly, the Royalty Limitations shall terminate in the event that such manufacturers as identified at Exhibit A withdraw such competitive products from the market in which infringement is occurring or are licensed by UNIVERSITY and/or LICENSEE to engage in the manufacture and/or sale of such infringing products in the market in which the infringement is occurring or otherwise cease to manufacture or sell such infringing products including through acquisition by LICENSEE.

*** Redacted text.

    The Royalty Limitations shall not apply in any manner whatsoever in respect to royalties payable in respect to sales of Defined Products by sublicensees.

    The Royalty Limitations shall be calculated on a pro rated basis in respect to any change in the applicability thereof under subparagraph (a) or (b) or the termination thereof during a calendar year.

    4.3 The minimum annual royalty payable by LICENSEE shall be *** which shall include royalties attributable to Net Sales Proceeds earned by LICENSEE and its sublicensees. Annual minimum royalties are intended to be a minimum royalty due UNIVERSITY each year without regard to the applicability of any of the Royalty Limitations. LICENSEE shall pay to UNIVERSITY those royalties earned as a result of direct and sublicensed sales of Defined Products to the extent they are in excess of the specified annual minimum royalty.

    4.4 No multiple royalties shall be payable because any Defined Product or Licensed Process is covered by more than one patent of the Patent Rights licensed under this Agreement.

    4.5 Royalty payments shall be paid in United States Dollars in Raleigh, North Carolina, or at such other place as UNIVERSITY may reasonably designate consistent with the laws and regulations controlling in any foreign country. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at the Chase Manhattan Bank (N.A.) or its successor on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

ARTICLE 5—PAYMENT, REPORTS AND RECORDS

    5.1. LICENSEE shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to UNIVERSITY hereunder and LICENSEE'S compliance in other respects with this Agreement including the covenant of LICENSEE under Section 3.2 hereof. Said books of account shall be kept at LICENSEE's principal place of business of the appropriate division of LICENSEE to which this Agreement relates. Said books and the supporting data shall be open at all reasonable times for five (5) years following the end of the calendar year to which they pertain, to the inspection of UNIVERSITY or its agents for the purpose of verifying LICENSEE's royalty statement or compliance in other respects with this Agreement.

    5.2. LICENSEE, within forty-five (45) days after March 31, June 30, September 30, and December 31 of each year, shall deliver to UNIVERSITY true and accurate reports, giving such particulars of the business conducted by LICENSEE and its sublicensees during the preceding three-month period under this Agreement as shall be pertinent to a royalty accounting hereunder. These shall include at least the following:

  (a)
  All Defined Product(s) manufactured and sold with Raztek Products manufactured and sold stated on a separate basis.

  (b)
  Total billings for Defined Product(s) sold.

  (c)
  All extended shelf life liquid whole egg products other than Defined Product(s) manufactured and sold and total billings in respect thereto.

  (d)
  The basis for and calculation of Royalty Limitations, if applicable.

  (e)
  Accounting for all sublicensing revenues.

  (f)
  Deductions applicable pursuant to the definition of "Net Sales Proceeds" as provided in Section 1.7.

  (g)
  Total royalties due.

  (h)
  Names and addresses of all Subsidiaries and sublicensees of LICENSEE.

*** Redacted text.

  (i)
  Legal fees actually incurred by LICENSEE and royalty set-offs in respect thereto under Article 9 of this Agreement and predecessor sections under the License Agreements on a cumulative and quarterly basis.

  (j)
  The details of any judgments or settlements of infringement matters under Article 8 or Article 9 or predecessor provisions under the License Agreements.

    5.3. LICENSEE shall pay to UNIVERSITY at the time required for submission of the report for each such calendar quarter the royalties due and payable under Article 4 of this Agreement in respect to sublicenses.

    LICENSEE shall also pay to UNIVERSITY at the time required for submission of the report for each such calendar quarter the royalties due and payable under Article 4 of this Agreement in respect to sales of Defined Products by LICENSEE. For purposes of calculating the amount of any Royalty Limitation to which LICENSEE may be entitled under Section 4.2, the average price per pound received by LICENSEE regarding LICENSEE sales of Defined Products during the entire calendar year with respect to which the royalties are payable shall be used. Within forty-five (45) days after December 31 of each calendar year, LICENSEE shall calculate and report to UNIVERSITY the actual amount of any Royalty Limitation to which LICENSEE is entitled for the preceding calendar year and reimburse UNIVERSITY if the Royalty Limitation taken by LICENSEE for the preceding calendar year exceeds the total Royalty Limitation to which LICENSEE is entitled for such calendar year based on such calculation. If the Royalty Limitation taken by LICENSEE for such calendar year is less than the Royalty Limitation to which LICENSEE is entitled for such calendar year based on such calculation, or LICENSEE has otherwise paid royalties in excess of royalties due for such calendar year in respect to sale of Defined Products by LICENSEE, such deficiency shall be carried forward and applied to the royalty payment required from LICENSEE in respect to LICENSEE'S sale of Defined Products for the calendar quarters of the succeeding calendar year.

    5.4. On or before March 31 of each year, LICENSEE shall provide to UNIVERSITY, LICENSEE's certified financial statements for the LICENSEE's preceding fiscal year including, at a minimum, a Balance Sheet and Operating Statement. Upon appropriate marking by LICENSEE as "Confidential" and the treatment by LICENSEE of such information as confidential, UNIVERSITY agrees to hold such financial statements received from LICENSEE in confidence and will not release such reports to any third parties unless required under court order or unless LICENSEE's prior written permission is obtained. No such information or other information marked "Confidential" by LICENSEE shall, however, be treated as confidential hereunder if such information: (i) is known to UNIVERSITY at the time of disclosure of such information; (ii) is or becomes generally known to the public or is routinely disclosed to other persons through no breach of this Agreement; (iii) is received from a third party without restriction on disclosure and without, to the actual knowledge of, a breach of a confidential obligation of such third party; or (iv) has or is approved for release to the general public by authorization of LICENSEE.

    5.5. The royalty payments set forth in this Agreement, if overdue, shall bear interest until payment at a per-annum rate four percent (4%) above the prime rate in effect at the Chase Manhattan Bank (N.A.) or its successor on the due date. However, in no event shall any penalties hereunder exceed eighteen percent (18%) per-annum (1 1/2% monthly). LICENSEE shall also pay all reasonable collection costs at any time incurred by UNIVERSITY in obtaining payment of amounts past due, including reasonable attorneys' fees, whether or not any suit was commenced against LICENSEE. The payment of interest as hereinabove provided shall not foreclose UNIVERSITY from exercising any other rights it may have as a consequence of the delinquency of any payment.

ARTICLE 6—PATENT PROSECUTION

    UNIVERSITY shall apply for, prosecute and maintain, during the term of this Agreement, the United States Patent Rights Patent Applications and Patents, and such foreign Patent Rights Patent Applications and Patents as the LICENSEE may direct. The application filings, prosecution, and maintenance relating to such United States and foreign Patent Rights Patent Applications and Patents shall be the responsibility of UNIVERSITY, provided that LICENSEE shall have reasonable opportunities to advise UNIVERSITY and shall cooperate with UNIVERSITY in such application filings, prosecution and maintenance. LICENSEE shall reimburse UNIVERSITY for all reasonable fees and expenses, including reasonable legal fees, incurred by UNIVERSITY in such application filings, prosecution, maintenance and any other proceedings before the United States Patent and Trademark Office (or equivalent foreign office) in respect to the Patent Rights including the product claim thereunder. LICENSEE shall be entitled to review and comment upon all actions undertaken in the prosecution of all patents and applications for which it bears expenses.

ARTICLE 7—TERMINATION

    7.1. In the event an order for relief is entered against LICENSEE under the Federal Bankruptcy Code, an order appointing a receiver for substantially all of LICENSEE's assets is entered by a court of competent jurisdiction, or LICENSEE makes an assignment for the benefit of creditors, or a levy of execution is made upon substantially all of the assets of LICENSEE and such levy is not quashed or dismissed within thirty (30) days, this Agreement shall automatically terminate effective the date of such order or assignment or, in the case of such levy, the expiration of such thirty (30) day period; provided, however, that such termination shall not impair or prejudice any right or remedy that UNIVERSITY might have under this Agreement.

    Should LICENSEE fail to pay UNIVERSITY royalties or expense reimbursements due and payable hereunder, UNIVERSITY shall have the right to terminate this Agreement on thirty (30) days' notice, unless LICENSEE shall pay UNIVERSITY, within the thirty (30) day period, all such royalties and interest due and payable. Upon the expiration of the thirty (30) day period, if LICENSEE shall not have paid all such royalties and interest or expense reimbursements due and payable, the rights, privileges and licenses granted hereunder shall terminate.

    7.3. Upon any material breach or default of this Agreement by LICENSEE, other than those occurrences set out in Section 7.1 or 7.2 hereinabove, which shall always take precedence over any material breach or default referred to in this Section 7.3, UNIVERSITY shall have the right to terminate this Agreement and the rights, privileges and licenses granted hereunder by ninety (90) days' notice to LICENSEE. Such termination shall become effective unless LICENSEE shall have cured any such breach or default prior to the expiration of the ninety (90) day period.

    7.4. LICENSEE shall have the right to terminate this Agreement at any time on ninety (90) days' notice to UNIVERSITY, and upon payment of all royalties and expense reimbursements due and payable to UNIVERSITY.

    7.5. Termination of this Agreement for any reason shall not be construed to release either party from any obligation that matured prior to the effective date of such termination. LICENSEE and any sublicensee thereof may, however, after the effective date of such termination, sell all Defined Product(s) completed and in inventory, provided that royalties are paid in accordance with the provisions of Article 4.

    7.6. Within thirty (30) days of the termination of this Agreement under Section 7.1, 7.2, 7.3, 7.4, or 7.5, LICENSEE shall duly account to UNIVERSITY and transfer to UNIVERSITY all rights which LICENSEE may have in or to all trade names and trademarks used to identify Defined Products and/or Licensed Processes. Provided, however, that this Section 7.6 shall not apply to any trade name or trademark employing the terms "Easy Eggs," "Justin's Farm." "Table Ready" or any adaptation thereof, or any trademark or trade name belonging to LICENSEE.

    7.7. Upon termination of this Agreement for any reason, each sublicense then in effect of any of the rights, privileges and licenses granted hereunder shall automatically terminate. LICENSEE's rights under all sublicenses shall be deemed assigned to UNIVERSITY upon termination of this Agreement, and LICENSEE agrees to execute any instrument reasonably requested to confirm such assignment. Any sublicensee not in default upon termination of this Agreement for any reason may seek a license from the UNIVERSITY.

    7.8. Unless sooner terminated in accordance with the provisions herein, all licenses granted under this Agreement shall automatically terminate with the last to expire of the Patent Rights (including any extension of the expiration date by the applicable governmental authority) as defined under Section 1.3.

ARTICLE 8—INFRINGEMENT OF THIRD-PARTY RIGHTS

    8.1. In the event that UNIVERSITY or LICENSEE is charged with infringement of a patent by a third party or is made a party in any lawsuit as a result of LICENSEE's or a sublicensee's practice of the Patent Rights under this Agreement, LICENSEE shall:

  (a)
  defend or settle any such claim of infringement or lawsuit;

  (b)
  assume all costs, expenses, damages, and other obligations for payments incurred as a consequence of such charges of infringement or lawsuit;

  (c)
  indemnify and hold UNIVERSITY harmless from any and all damages, losses, liability, and costs resulting from a charge of infringement or lawsuit which shall be brought against UNIVERSITY and attributable to technology added to Defined Product(s) by LICENSEE or a sublicensee or manufacturing processes utilized by LICENSEE or a sublicensee; or

  (d)
  if such claim of infringement or lawsuit shall be based on patent claims contained in Patent Rights Patent or Patent Rights Patent Application, LICENSEE may decline to defend such claim of infringement or lawsuit in which case UNIVERSITY may defend, or settle the claim at its own expense, or may terminate this License Agreement upon thirty (30) days notice to mitigate any infringement damages or to comply with the terms of a settlement agreement.

LICENSEE's right to withhold royalties and the distribution of proceeds as set forth in Section 9.3 herein shall apply to this Section 8.1.

    8.2. UNIVERSITY shall give LICENSEE assistance in the defense of any such infringement charge or lawsuit, as may be reasonably required.

ARTICLE 9—INFRINGEMENT OF UNIVERSITY'S
PATENT RIGHTS BY THIRD PARTIES

    9.1. LICENSEE shall inform UNIVERSITY promptly in writing of any alleged infringement and of any available evidence of infringement by a third party of any patents within the Patent Rights.

    9.2. If during the term of this Agreement, LICENSEE becomes aware of any alleged infringement by a third party, LICENSEE in its sole discretion shall have the right, but shall not be obligated, to either:

  (a)
  settle the infringement dispute by sublicensing the alleged infringer or by other means; or

  (b)
  prosecute at its own expense any infringement of the Patent Rights. In the event LICENSEE prosecutes such infringement, LICENSEE may, for such purposes, request to use the name of UNIVERSITY as party plaintiff, subject to coordination of its legal action with the Attorney General of the State of North Carolina in accordance with applicable statutory requirements. Subject to the approval of the Board of Governors of North Carolina State University, UNIVERSITY may agree to become a party plaintiff.

    9.3. In the event LICENSEE shall undertake the enforcement and/or defense of the Patent Rights by litigation, including any declaratory judgment action, LICENSEE may (subject to the limitations set forth below) withhold up to *** of all royalty payments payable by LICENSEE in respect to its sales of Defined Products otherwise due UNIVERSITY in any calendar quarter under Articles 4 and 5 of this Agreement. In no event shall LICENSEE'S withholding under Section 9.3 exceed *** of the legal expenses, including reasonable attorneys' fees incurred by LICENSEE in the enforcement and/or defense of the Patent Rights commencing from and after January 1, 1999 which have not been reimbursed or recovered plus *** of the balance of any such legal expenses which were incurred prior to January 1, 1999 in accordance with the License Agreements which have not been reimbursed or recovered.

    All royalty payments withheld pursuant to this Section 9.3 shall be applied by LICENSEE to offset any legal expenses, including reasonable attorneys' fees, actually incurred in the enforcement or defense of the Patent Rights including all such expenses incurred prior to the effective date hereof. LICENSEE'S right to withhold royalties shall extend only until *** of LICENSEE'S unreimbursed and unrecovered legal expenses, including reasonable attorneys' fees, incurred in the enforcement or defense of the Patent Rights from and after January 1, 1999 are reimbursed and *** of any such unreimbursed and unrecovered legal fees incurred prior to January 1, 1999 in accordance with the License Agreements are reimbursed. Any and all sums recovered by LICENSEE as a result of the infringement, whether by judgment, settlement or otherwise (including licensing arrangements), shall be applied first in satisfaction of any unrecovered and unreimbursed legal expenses including reasonable attorneys' fees of LICENSEE; second, toward reimbursement of UNIVERSITY'S legal expenses, including reasonable attorneys' fees relating to the enforcement or defense of the Patent Rights, which have not been previously reimbursed or recovered; and third toward reimbursement of UNIVERSITY for any amounts past due or withheld in accordance with this Article 9 or predecessor provisions under the License Agreements. The balance, if any, remaining from any such recovery shall be distributed to LICENSEE; provided, that LICENSEE shall pay to UNIVERSITY *** of such balance within thirty (30) days of receipt thereof. Such payments to the UNIVERSITY or LICENSEE shall be independent for all purposes of the computation of royalties (including in respect to Royalty Limitations if applicable) otherwise payable under Article 4. LICENSEE shall be entitled to settle any such litigation by agreement, consent judgment, voluntary dismissal or otherwise, with the written consent of the UNIVERSITY, which shall not be unreasonably withheld; provided, however, that LICENSEE hereby agrees to advise UNIVERSITY as soon as practicable after it has entered into any settlement discussions so that UNIVERSITY has a reasonable opportunity to provide LICENSEE with its views on any proposed settlement of any such action or proceeding.

    9.4. In the event LICENSEE does not undertake action to prevent the infringing activity within three (3) months of having been made aware and notified thereof, UNIVERSITY shall have the right, but shall not be obligated, to prosecute at its own expense any such infringements of the Patent Rights and, in furtherance of such right, LICENSEE may join UNIVERSITY as a party plaintiff in any such suit without expense to LICENSEE. The total cost of any such infringement action commenced or defended solely by UNIVERSITY shall be borne by UNIVERSITY. LICENSEE shall continue royalty payments to UNIVERSITY. Any recovery of damages by UNIVERSITY for any infringement shall be applied first in satisfaction of any unreimbursed expenses and attorneys' fees of UNIVERSITY relating to the suit, and second toward reimbursement of LICENSEE's reasonable expenses, including reasonable attorneys' fees, relating to the suit. The balance remaining from any such recovery shall be distributed to UNIVERSITY.

    9.5. In any infringement suit as either party may institute to enforce the Patent Rights pursuant to this Agreement, the other party hereto shall, at the request of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, informations, samples, specimens, and the like.

*** Redacted text.

    9.6. LICENSEE shall have the sole right in accordance with the terms and conditions herein to sublicense any alleged infringer under the Patent Rights for future infringements.

    9.7. Any of the foregoing notwithstanding, if, at any time during the term of this Agreement, any of the Patent Rights are held invalid or unenforceable, LICENSEE shall have no further obligation to UNIVERSITY with respect to its future use or sale of any product or process covered solely by such Patent Rights, including the obligation of paying royalties. Nevertheless, LICENSEE shall not have a damage claim or a claim for refund or reimbursement against the UNIVERSITY.

ARTICLE 10—PRODUCT LIABILITY

    10.1. LICENSEE shall at all times during the term of this Agreement indemnify, defend and hold UNIVERSITY, its trustees, officers, employees and affiliates, harmless against all claims and expenses, including legal expenses and reasonable attorneys' fees, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from utilization of the Patent Rights or unpublished Know-How in the production, manufacture, sales, use, lease, consumption or advertisement of the Defined Products and/or Licensed Processes by LICENSEE and its sublicensees or arising from any obligations of LICENSEE hereunder, except for any claims or expenses arising out of the negligence or willful misconduct of UNIVERSITY or its officers, agents or employees. The parties acknowledge that the UNIVERSITY's liability under this paragraph shall be subject to the sovereign immunity of the State of North Carolina and the North Carolina Tort Claims Act, to the extent such Act applies.

    10.2. LICENSEE shall maintain reasonable levels of product liability insurance. UNIVERSITY shall have the right to require such insurance policies to be made available for the UNIVERSITY's inspection and shall be listed as an additional insured party by the insurer under the pertinent insurance coverage.

    10.3. Except as otherwise expressly set forth in Article 12 of this Agreement, UNIVERSITY MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND VALIDITY OF PATENT RIGHTS CLAIMS ISSUED OR PENDING.

ARTICLE 11—ASSIGNMENT

    This Agreement may not be assigned by LICENSEE except in connection with the sale or other transfer of LICENSEE's entire business or that part of LICENSEE's business to which the license granted hereby relates. LICENSEE shall give UNIVERSITY thirty (30) days' prior notice of such assignment or transfer. Any other assignment of this License Agreement without the prior written consent of UNIVERSITY shall be void.

ARTICLE 12—REPRESENTATIONS AND WARRANTIES

    UNIVERSITY represents and warrants to LICENSEE that UNIVERSITY either legally or beneficially owns or controls the entire right, title and interest in and to the Patent Rights licensed hereunder; there are no options or rights in any third party to acquire any of the Patent Rights licensed hereunder. Except as set forth at Exhibit B, UNIVERSITY further represents and warrants to LICENSEE that there is, to its knowledge, no action, suit, claim, proceeding or governmental investigation pending or threatened against UNIVERSITY with respect to the Patent Rights licensed hereunder, either at law or in equity, before any court or administrative agency or before any governmental department, commission, board, bureau, agency or instrumentality, whether United States or foreign.

    LICENSEE represents and warrants that the sales information set forth at Exhibit C and the information provided pursuant to Article S is and will be accurate in all material respects.

ARTICLE 13—NON-USE OF NAMES

    LICENSEE shall not use the name of North Carolina State University or of any of its employees in conjunction with such employees' positions with UNIVERSITY, or any adaptation thereof, in any advertising, promotional, or sales literature without prior written consent obtained from an authorized officer of UNIVERSITY in each case, except that LICENSEE may state that it is licensed by UNIVERSITY under one or more of the patents and/or applications comprising the Patent Rights. Failure by LICENSEE to comply with this restriction shall be deemed a material breach of this Agreement pursuant to Paragraph 7.3. Such material breach shall be deemed cured if the offending use is terminated within ninety (90) days of LICENSEE's receipt of a written notice from UNIVERSITY.

ARTICLE 14—EXPORT CONTROLS

    It is understood that UNIVERSITY is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended, and the Export Administration Act of 1979) and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. UNIVERSITY neither represents that a license shall not be required nor that, if required, it shall be issued.

ARTICLE 15—PAYMENTS, NOTICES AND OTHER COMMUNICATIONS

    Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent by one party to the other by certified, first-class mail. postage prepaid, to the address below or as may otherwise be designated in writing by the receiving party.

  In the case of UNIVERSITY:

    Mark Crowell
    Associate Vice Chancellor
    Technology Transfer and Industry Research
    North Carolina State University
    Box 7003
    Raleigh, NC 27695-7003

  In the case of LICENSEE:

    Chief Executive Officer
    Michael Foods, Inc.
    324 Park National Bank Building
    5353 Wayzata Boulevard
    Minneapolis, MN 55416

ARTICLE 16—MISCELLANEOUS PROVISIONS

    16.1. This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of North Carolina, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

    16.2. The parties hereto acknowledge that this Agreement supersedes all License Agreements and constitutes a merger and together with the recitals and exhibits hereto which are incorporated herein sets forth the entire agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

    16.3. The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

    16.4. The parties understand and agree that where any provisions of this Agreement are in violation of any of the laws and/or regulations of the United States Government and/or the State of North Carolina, such provision(s) shall be automatically rendered null and void, and such provisions will be modified to the extent necessary to be enforceable and substituted for the unenforceable or violative provision(s).

    16.5. LICENSEE agrees to mark the Defined Product(s) sold in the United States with all applicable United States patent numbers. All Defined Product(s) shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practices of the country of manufacture or sale.

    16.6. LICENSEE shall be solely responsible for the payment and discharge of any taxes or duties relating to any transaction of LICENSEE, its employees, contractors, agents, or sublicensees, in connection with the manufacture, use, or sale in any country of the Defined Product(s) or Licensed Processes.

    16.7. The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

    16.8. All terms and conditions of this Agreement regarding business matters including but not limited to royalties or other payments shall be held in confidence by each party to the extent permitted by law unless authorized in writing by the other party subject to the exceptions to confidential information set forth at 5.4.

    16.9. This Consolidated, Restated and Amended License Agreement shall be effective as o f January 1, 1999.

    16.10. The UNIVERSITY and LICENSEE agree to exercise good faith and best efforts to: keep the other fully informed concerning the status of the Patent Rights and the claims thereunder; and assist in the advancement, prosecution and protection of such Patent Rights and the claims thereunder. Each party will respond in respect to any consent which may be required hereunder within seven (7) business days of receipt of sufficient information from the other party which is reasonably necessary to an informed decision thereon.

    16.11. Time shall be of the essence in all things pertaining to the performance of this Agreement.

    IN WITNESS WHEREOF, the parties have hereunto set their hands and seals and duly executed this Agreement effective as of the date first above written.

SIGNATURE PAGE FOLLOWS

NORTH CAROLINA STATE UNIVERSITY		MICHAEL FOODS, INC.
By:	Charles Moreland. Vice Chancellor	By:	Jeff Shapiro, Vice President
Dated:	June 9, 2000	Dated:

EXHIBIT A

IDENTIFICATION OF MANUFACTURERS
OF INFRINGING COMPETITIVE PRODUCTS
UNDER
ARTICLE 4

Cutler Egg Products, Inc.
Nulaid Foods, Inc.
Rose Acres Farms, Inc.
Wilcox Farms, Inc.
Willamette Egg Farms, Inc.
Sunny Fresh Foods, division of Cargill, Inc.

EXHIBIT B

DISCLOSURE OF ACTIONS
AND
PROCEEDINGS REGARDING
PATENT RIGHTS UNDER
ARTICLE 12

Pending Suit:

    Nulaid Foods, Inc., Valley Fresh Foods, Inc., and Nulaid-Nest Best v. Michael Foods, Inc. and North Carolina State University; Michael Foods, Inc. and North Carolina State University v. Nulaid Foods, Inc., Valley Fresh Foods, Inc., and Nulaid-Nest Best, U.S. District Court, Eastern District of California; Case No. CIV-S-93-1314 WBS(PAN)

Threatened Suit:

    Sunny Fresh Foods, Inc. v. Michael Foods and North Carolina State University, U.S. District Court, District of Minnesota, Fourth Division, Case No. 4-92-635, to be initiated upon issuance of Notice of Allowance by the United States Patent and Trademark Office of a Reissue Patent relating to U.S. Patent No. 5,019,408.

Pending Agency Proceedings:

    U.S. Patent No. 4,808,425, awaiting formal issuance of a Reexamination Certificate by United States Patent and Trademark Office

    U.S. Patent No. 5,019.408, awaiting action by Examiner Weier consistent with decision of United States Patent and Trademark Office Board of Appeals. Pending are protests filed by: 1/5/95 Papetti Protest; 1/18/95 Papetti Rule 1.182 Protest; 1/24/95 Whale; 1/26/95 Sharpe; 1 /27/95 Low Rule 1.182 Protest; 1 /31 /95 Nulaid Protest; 1 /31 /95 Low Protest; 2/9/95 Papetti Supplemental Protest; 2/16/95 Cutler Protest by Oblon; 3/7/95 Papetti Second Supplemental Protest; 4/18/95 Papetti's Revision to Second Supplemental Protest; 7/11/95 Papetti Revised Second Supplemental Protest; 9/5/95 Nulaid Protest; 9/28/95 Papetti Petition 1.182; 10/6/95 Nulaid 1.291 and 1.182 Supplemental Protests; 11/9/95 United Egg Association Protest by Forman; 12/18/95 Nulaid Protest; 1/9/96 Sunny Fresh Protest by Jones; and 12/14/99 Sunny Fresh Protest.

EXHIBIT C

MICHAEL FOODS, INC. REPRESENTATION
OF EASY EGGS© AND TABLE READY™
EGG PRODUCTS SOLD BY QUARTER
(IN POUNDS) FOR CALENDAR YEARS
1997  - 1999

		Easy Eggs©	Table Ready™		Total
lst Qtr 1997		50,025,736	10,200,875	*	60,226,611
2nd Qtr 1997		52,155,700	29,064,619		81,220,319
3rd Qtr 1997		54,843,138	28,957,769		83,800,907
4th Qtr 1997		57,388,977	33,077,341		90,466,318

	1997	214,413,551	101,300,604		315,714,155

lst Qtr 1998		50,815,929	30,551,037		81,366,966
2nd Qtr 1998		53,160,509	32,190,988		85,351,497
3rd Qtr 1998		51,440,445	30,392,205		81,832,650
4th Qtr 1998		48,674,374	29,822,311		78,496,685

	1998	204,091,257	122,956,541		327.047,798

1st Qtr 1999		43,594,536	29,117,140		72,711,676
2nd Qtr 1999		46,518,970	30,761,864		77,280,834
3rd Qtr 1999		46,152,760	32,136,786		78,289,546
4th Qtr 1999		46,341,802	34,304,884		80,646,686

	1999	182,608,068	126,320,674		308,928,742

Total All Years		601,112,876	350,577,819		951,690,695

*
Papetti's Hygrade Egg Products was acquired on February 26, 1997, therefore the first quarter of 1997 is for the month of March only.

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CONSOLIDATED. RESTATED AND AMENDED LICENSE AGREEMENT
ARTICLE 1—DEFINITIONS
ARTICLE 2—GRANT
ARTICLE 3—BEST EFFORTS; USE OF PATENT RIGHTS
ARTICLE 4—ROYALTIES
ARTICLE 5—PAYMENT, REPORTS AND RECORDS
ARTICLE 6—PATENT PROSECUTION
ARTICLE 7—TERMINATION
ARTICLE 8—INFRINGEMENT OF THIRD-PARTY RIGHTS
ARTICLE 9—INFRINGEMENT OF UNIVERSITY'S PATENT RIGHTS BY THIRD PARTIES
ARTICLE 10—PRODUCT LIABILITY
ARTICLE 11—ASSIGNMENT
ARTICLE 12—REPRESENTATIONS AND WARRANTIES
ARTICLE 13—NON-USE OF NAMES
ARTICLE 14—EXPORT CONTROLS
ARTICLE 15—PAYMENTS, NOTICES AND OTHER COMMUNICATIONS
ARTICLE 16—MISCELLANEOUS PROVISIONS
EXHIBIT A
IDENTIFICATION OF MANUFACTURERS OF INFRINGING COMPETITIVE PRODUCTS UNDER ARTICLE 4
Cutler Egg Products, Inc. Nulaid Foods, Inc. Rose Acres Farms, Inc. Wilcox Farms, Inc. Willamette Egg Farms, Inc. Sunny Fresh Foods, division of Cargill, Inc.
EXHIBIT B
DISCLOSURE OF ACTIONS AND PROCEEDINGS REGARDING PATENT RIGHTS UNDER ARTICLE 12
EXHIBIT C
MICHAEL FOODS, INC. REPRESENTATION OF EASY EGGS© AND TABLE READY™ EGG PRODUCTS SOLD BY QUARTER (IN POUNDS) FOR CALENDAR YEARS 1997 - 1999